                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
              ---------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.001 par value
                    ----------------------------------------
                         (Title of Class of Securities)

                                  00753C 10 2
                            ------------------------
                                 (CUSIP Number)

       Gerald W. Cowden, Esq., 1414 Terminal Tower, Cleveland, Ohio 44113;
                                 (216) 241-2880
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               October 10, 1997 *
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]


*See Item 5 on Page 19.

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  2   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
             Wayne R. Hellman

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]
             Mr. Hellman affirms himself to be a member of a group only to the extent that he is the Voting Trustee under a Voting Trust dated
             October 10, 1995, as amended. Additionally, Mr. Hellman is the holder of the Proxies (defined herein below).

------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable - a disposition
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          4,723,350
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           1,898,070
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,723,350

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [x]

             Mr. Hellman disclaims beneficial ownership of 50,000 shares which are owned by Hellman Foundation, of which Mr. Hellman is the trustee. Mr. Hellman also disclaims beneficial ownership of 125,000 shares which are owned by Hellman, Ltd., an Ohio limited liability company, of which Mr. Hellman is the manager.

------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.7%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  3   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
             David L. Jennings (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable - a disposition
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           546,444
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             546,444

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              3.3%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  4   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Louis S. Fisi (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           496,917
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             496,917

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [x]

             Mr. Fisi disclaims beneficial ownership of 80,000 shares owned by his adult children and step-children.

------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.9%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  5   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
             Robert S. Roller (as a member of the Voting Trust Group)
------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable - a disposition
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          6,000
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           300,812
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             300,812

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]

             Mr. Roller disclaims beneficial ownership of 70,414 shares owned by six trusts for the benefit of his children.

------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.0%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  6   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Juris Sulcs (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           340,312
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             340,312

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]

------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.1%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  7   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             The Estate of James F. Sarver (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           333,917
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             333,917

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]


------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.0%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
             IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  8   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Christine Hellman (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          10,000
         NUMBER OF                              --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           316,377
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             316,377

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]


------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1.9%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  9   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Brian A. Hellman (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          6,850
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           162,112
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             162,112

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]

------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1.0%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  10   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Lisa B. Hellman (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           146,239
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             146,239

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]

------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             .9%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  11   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa
             Marie Roller Trust dated August 24, 1995 (as a member of the Voting
             Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           4,708
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,708

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]

------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.0%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  12   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the
             Jennifer Lynn Jarrett Trust dated August 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           4,208
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,208

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]


------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              0.0%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  13  OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the
             Kimberly Joy Roller Trust dated August 24, 1995 (as a member of the
             Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           9,708
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             9,708

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]


------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.0%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  14   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Lisa Marie Roller,
             Co-Trustees of the Lisa Marie Roller Long-term Trust dated
             September 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           17,261
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             17,261

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]


------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.1%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  15   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett,
             Co-Trustees of the Jennifer Lynn Jarrett Long-term Trust dated
             September 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           17,261
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             17,261

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]


------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.1%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------            ---------------------------------
  CUSIP  NO.   00753C 10 2                            PAGE  16   OF  22
-----------------------------------            ---------------------------------

                                (AMENDMENT NO. 5)

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller,
             Co-Trustees of the Kimberly Joy Roller Long-term Trust dated
             September 24, 1995 (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a)  [x]
                                                                                                                   (b)  [ ]



------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       SOURCE OF FUNDS
             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) OR 2 (e)                                                                               [ ]


             Not Applicable
------------ -----------------------------------------------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- --------------------------------------------------------------------------
                                                  7       SOLE VOTING POWER
                                                          0
        NUMBER OF                               --------- --------------------------------------------------------------------------
          SHARES                                   8      SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH                                0
        REPORTING                               --------- --------------------------------------------------------------------------
          PERSON                                   9      SOLE DISPOSITIVE POWER
           WITH                                           17,268
                                                --------- --------------------------------------------------------------------------
                                                   10     SHARED DISPOSITIVE POWER
                                                          0
------------ -----------------------------------------------------------------------------------------------------------------------
         11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             17,268

------------ -----------------------------------------------------------------------------------------------------------------------
         12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                                                      [ ]


------------ -----------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.1%
------------ -----------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              OO
------------ -----------------------------------------------------------------------------------------------------------------------

CUSIP NO. 00753C 10 2                                           PAGE 17 OF 22

                                AMENDMENT NO. 5

                                  SCHEDULE 13D

ITEM 1.  SECURITY AND ISSUER

                  No change is being reported.

ITEM 2.  IDENTITY AND BACKGROUND

                  a. The names of the persons filing this statement are Wayne R. Hellman ("Hellman"), and Hellman as Voting Trustee and as owners of Common Stock subject to the Voting Trust Agreement dated October 10, 1995 (the "Voting Trust") the following members of the Voting Trust Group: Juris Sulcs ("Sulcs"); the Estate of James F. Sarver ("Sarver"); Christine Hellman; Lisa
                           B. Hellman; Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 ("LMR Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 ("JLJ Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 ("KJR Trust"); Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long Term Trust dated September 24, 1995 ("LMR Long Term Trust"); Robert S. Roller, Patricia
                           M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long Term Trust dated September 24, 1995 ("JLJ Long Term Trust"); and Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long Term Trust dated September 24, 195 ("KJR Long Term Trust"); additionally, the Common Stock owned by David L. Jennings ("Jennings") Louis S. Fisi ("Fisi"), Robert S. Roller ("Roller") and Brian A. Hellman, which was formerly subject to the Voting Trust, are now subject to Irrevocable Proxies (the "Proxies"), which appoint Wayne R. Hellman, as proxy holder, to exercise the voting rights of all such shares with respect to each matter submitted to the Company's shareholders for their vote. The record owner of the shares subject to the Voting Trust and the Proxies are sometimes referred to herein as a Member of the "Voting Trust Group."

                  b. The business address of Hellman and Fisi is 2307 E. Aurora Road, Suite One, Twinsburg, Ohio 44087. The business address of Brian A. Hellman is 1893 E. Aurora Road, Twinsburg, Ohio 44087. The business address of Jennings is 3000 Seneca Industrial Parkway, Bellevue, Ohio 44811, and Roller, Sulcs, and Lisa B. Hellman are located at 32000 Aurora Road, Solon, Ohio 44139. The address of Christine Hellman is 17230 Red Fox Trail, Chagrin Falls, Ohio 44023. The address of the LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust is 8630 Tamarack Trail, Chagrin Falls, Ohio 44023. The address of Sarver is 10667 Cedar Lane, Chesterland, Ohio 44026.

CUSIP NO. 00753C 10 2                                           PAGE 18 OF 22


                  c. The following are the present principal occupations and addresses of employment of the reporting persons:

Name:                      Occupation:                                 Address:
-----                      -----------                                 --------

Hellman                       Chief Executive Officer         Issuer (address is specified in Item 1)


Members of the Voting Trust Group:


Jennings                      Coordinator of Pacific Rim      Lighting Resources International, Inc.
                              Development                     3000 Seneca Industrial Parkway
                                                              Bellevue, Ohio  44811

Fisi                          Executive Vice President,       Issuer  (address is specified in Item 1)
                              Secretary

Roller                        Coordinator of Market           Venture Lighting International, Inc.
                              Development                     32000 Aurora Road
                                                              Solon, Ohio  44139

Sulcs                         Coordinator of Technology       Venture Lighting International, Inc.
                              Development                     32000 Aurora Road
                                                              Solon, Ohio  44139

Estate of Sarver              Not Applicable                  10667 Cedar Lane
                                                              Chesterland, Ohio 44026


Christine Hellman             Consultant                      17230 Red Fox Trail
                                                              Chagrin Falls, Ohio 44022

Brian A. Hellman              Strategic Planning              1893 E. Aurora Rd.
                              Manager                         Twinsburg, Ohio 44087

Lisa B. Hellman               Vice President of               Metal Halide Technologies, Inc.
                              Metal Halide Technologies, Inc. 32000 Aurora Road
                                                              Solon, Ohio 44139

LMR Trust                     Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

JLJ Trust                     Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

KJR Trust                     Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

LMR Long Term Trust           Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

JLJ Long Term Trust           Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

CUSIP NO. 00753C 10 2                                           PAGE 19 OF 22


KJR Long Term Trust           Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

                  d. No change is being reported.

                  e. No change is being reported.

                  f. No change is being reported.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          Not applicable; Amendment No.5 reports a decrease in the number of shares of Common Stock beneficially owned.

ITEM 4.   PURPOSE OF TRANSACTION

          No change is being reported.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of October 30, 1997:

                            Aggregate #                          # Shares         #Shares    # Shares Sole    # Shares Sole
Name                       Shares Owned           % Owned        Disposed         Acquired   Power to Vote   Power to Dispose
----                       ------------           -------        --------         --------     -----------   ----------------

Hellman (2)                  4,723,350              28.7%         0                    0       4,723,350        1,898,070

Jennings (1)                   546,444               3.3%         115,000 (3)          0         0                546,444

Fisi (1)                       496,917               2.9%         0                    0         0                496,917

Estate of Sarver (1)           333,917               2.0%         0                    0         0                333,917

Sulcs (1)                      371,888               2.1%         0                    0         0                371,888

Roller (1)                     330,812               2.0%         50,000 (4)           0         0                330,812

Christine Hellman (1)(2)       316,377               1.9%         0                 10,000       0                316,377

Brian Hellman (1)(2)           162,112               1.0%         0                    0         0                162,112

Lisa Hellman (1)               146,239                .9%         0                    0         0                146,239

LMR Trust (1)                    4,708               0.0%         5,000 (5)            0         0                  4,708

JLJ Trust (1)                    4,208               0.0%         5,000 (6)            0         0                  4,208

KJR Trust (1)                    9,708               0.0%         0                    0         0                  9,708

CUSIP NO. 00753C 10 2                                           PAGE 20 OF 22


                            Aggregate #                          # Shares         #Shares    # Shares Sole    # Shares Sole
Name                       Shares Owned           % Owned        Disposed         Acquired   Power to Vote   Power to Dispose
----                       ------------           -------        --------         --------     -----------   ----------------


LMR Long
Term Trust (1)               17,261                 0.1%          0                    0          0                17,261

JLJ Long
Term Trust (1)               17,261                 0.1%          0                    0          0                17,261

KJR Long
Term Trust (1)               17,268                 0.1%          0                    0          0                17,268


         (1) These persons constitute members of a group as a result of their transfer of such shares to the Voting Trust or the Irrevocable Proxy, as the case may be (see Item 2 hereof).
         (2) Wayne Hellman beneficially owns 1,898,070 shares in his individual capacity; Brian Hellman beneficially owns 6,850 shares which are not subject to the Irrevocable Proxy; and Christine Hellman beneficially owns 10,000 shares which are not subject to the voting trust.
         (3) Mr. Jennings sold his shares as follows:

                  DATE:                     SHARES SOLD:               PRICE PER SHARE:
                  October 3                 25,000                     $25.00
                  October 6                  5,000                     $24.50
                  October 7                 20,000                     $24.625
                  October 8                 15,000                     $24.50
                  October 9                  5,000                     $24.625
                  October 10                45,000                     $24.50

         (4) Mr. Roller sold his shares as follows:

                  DATE:                     SHARES SOLD:               PRICE PER SHARE:
                  October 2                 25,000                     $24.625
                  October 3                 20,000                     $25.00
                  October 6                  5,000                     $24.50

         (5) LMR Trust sold 5,000 shares on October 1, 1997 at a price of $25.50 per share.
         (6) JLJ Trust sold 5,000 shares on October 1, 1997 at a price of $25.50 per share.

         None of the above persons shares voting power with respect to any shares.

                  d. No change is being reported.

                  e. No change is being reported.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  No change is being reported.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  1. The form of the Voting Trust Agreement, as amended, and the form of the Irrevocable Proxy are hereby incorporated by reference from the Amendment No. 2 to Schedule 13D filed via EDGAR on June 24, 1996.

CUSIP NO. 00753C 10 2                                           PAGE 21 OF 22



SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.


Date: October 31, 1997                    /S/ WAYNE R. HELLMAN
                                          ----------------------------------
                                              WAYNE R. HELLMAN*


Date: October 31, 1997                    /S/ DAVID L. JENNINGS
                                          ----------------------------------
                                              DAVID L. JENNINGS**


Date: October 31, 1997                    /S/ LOUIS S. FISI
                                          ----------------------------------
                                              LOUIS S. FISI**


Date: November 3, 1997                    /S/ ROBERT S. ROLLER
                                          ----------------------------------
                                              ROBERT S. ROLLER**


Date: October 19, 1997                    /S/ JURIS SULCS
                                          ----------------------------------
                                              JURIS SULCS**


Date: October 31, 1997                     /S/ CHRISTINE HELLMAN
                                           ----------------------------------
                                              CHRISTINE  HELLMAN**


Date: November 4, 1997                    /S/ BRIAN A. HELLMAN
                                          ----------------------------------
                                              BRIAN A. HELLMAN**


Date: October 31, 1997                     /S/ LISA B. HELLMAN
                                           ----------------------------------
                                              LISA B. HELLMAN**


Date: November 14, 1997                    NATIONAL CITY BANK, EXECUTOR OF
                                           THE ESTATE OF JAMES F. SARVER
                                           ----------------------------------
                                         By: /S/ A. S. CARNAHAN, V.P.
                                             ------------------------------
                                              ON BEHALF OF THE ESTATE
                                              OF JAMES F. SARVER**

                                  (Signatures continued on following page.)


* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
**  Member of the Voting Trust Group.

CUSIP NO. 00753C 10 2                                           PAGE 22 OF 22


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.



Date: November 3, 1997              /S/ ROBERT S. ROLLER
                                    ----------------------------------
                                    ROBERT S. ROLLER AS CO-TRUSTEE OF THE LISA MARIE ROLLER TRUST
                                    DATED AUGUST 24, 1995**

Date: November 3, 1997              /S/ ROBERT S. ROLLER
                                    ----------------------------------
                                    ROBERT S. ROLLER AS CO-TRUSTEE OF THE JENNIFER LYNN JARRETT TRUST
                                    DATED AUGUST 24, 1995**


Date: November 3, 1997              /S/ ROBERT S. ROLLER
                                    ----------------------------------
                                    ROBERT S. ROLLER  AS CO-TRUSTEE OF THE KIMBERLY JOY ROLLER TRUST
                                    DATED AUGUST 24, 1995**


Date: November 3, 1997              /S/ ROBERT S. ROLLER
                                    ----------------------------------
                                    ROBERT S. ROLLER CO-TRUST FOR THE LISA MARIE ROLLER LONG TERM
                                    TRUST DATED SEPTEMBER 24, 1995**


Date: November 3, 1997              /S/ ROBERT S. ROLLER
                                    ----------------------------------
                                    ROBERT S. ROLLER, CO-TRUSTEE FOR THE JENNIFER  LYNN JARRETT LONG
                                    TERM TRUST DATED SEPTEMBER 24, 1995**


Date: November 3, 1997              /S/ ROBERT S. ROLLER
                                    ----------------------------------
                                    ROBERT S. ROLLER, CO-TRUSTEE OF THE
                                    KIMBERLY JOY ROLLER LONG TERM TRUST DATED SEPTEMBER 24, 1995**




-------------------


* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
**  Member of the Voting Trust Group.